BlackRock MuniYield Quality Fund, Inc.

FILE #811-06660

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
2/16/07	PUERTO RICO COMMONWEALTH	2,184,860,553	6,000,000

Citigroup; Goldman, Sachs & Co.; RBC Capital Markets; Banc of America Securities LLC; BBVAPR MSD; JP Morgan; Lehman Brothers; Merrill Lynch & Co.; Morgan Stanley; Popular Securities; Raymond James & Associates, Inc.; Samuel A. Ramirez & Co.; Santander Securities; UBS Investment Bank; Wachovia Bank, National Association

04/26/07	MASSACHUSETTS BAY TRANSN AUTH MASS	339,174,758.60	$11,400,000

Morgan Stanley & Co. Incorporated; Bear, Stearns & Co. Inc.; Lehman Brothers; Raymond James & Associates, Inc.; Siebert Brandford Shank & Co., LLC; UBS Investment Bank; Alta Capital Group, LLC; Banc of America Securities LLC; Citi.; Goldman, Sachs & Co.; Corby Capital Markets, Inc.; JPMorgan; M.R. Beal & Company; Merrill Lynch & Co.; Oppenheimer & Co. Inc.; Piper Jaffray & Co.; RBC Capital Markets; Sovereign Securities Corporation, LLC; Southwest Securities

07/13/07	Puerto Rico Sales Tax Financing Corp.	2,667,603,572.60	950,000

Goldman, Sachs & Co., Lehman Brothers A.G. Edwards & Sons, Inc.,Banc of America Securities LLC, BBVAPR MSD, Bear, Stearns & Co. Inc., Citigroup Global Markets Inc., First Albany Capital Inc., J.P. Morgan Securities, Inc., Loop Capital Markets, Merrill Lynch & Co., Morgan Stanley & Co. Incorporated., Oriental Financial Services, Popular Securities, Inc., RBC Capital Markets, Samuel A. Ramirez & Co., Inc., Santander Securities, UBS Securities LLC, Wachovia Bank, National Association

08/23/07	City of San Jose California, Airport Revenue Bond	725,015,000	5,300,000	Lehman Brothers; Citigroup Global Markets Inc.; Merrill Lynch & Co.; E.J. De La Rosa & Co., Inc.; Goldman, Sachs & Co.; Loop Capital Markets; Morgan Stanley & Co. Incorporated; RBC Capital Markets